UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

713/659-1361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2005

Notice is hereby given that the annual meeting of stockholders of Cheniere Energy, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 24, 2005, at 9:00 a.m., at the Post Rice Lofts-Ballroom, 909 Texas Avenue, Houston, Texas, for the following purposes:

1.	To elect three Class I directors to serve until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the Audit Committee’s appointment of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants for the Company for the fiscal year ending December 31, 2005; and

3.	To consider and act upon such other business as may properly be presented at the meeting or any adjournment thereof.

A record of stockholders has been taken as of the close of business on March 28, 2005, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting or any adjournment thereof. All stockholders of the Company are invited to attend the meeting. To attend the annual meeting in person, please follow the instructions beginning on page 1 of the enclosed proxy statement. The Board of Directors, however, requests that you promptly sign, date and mail the enclosed proxy, even if you plan to be present at the meeting. If you attend the meeting, you can either vote in person or by your proxy. Please return your proxy in the enclosed, postage-paid envelope.

By order of the Board of Directors,

Don A. Turkleson
Secretary

April 7, 2005

CHENIERE ENERGY, INC.

717 Texas Avenue, Suite 3100

Houston, Texas 77002

713/659-1361

PROXY STATEMENT

This Proxy Statement and the enclosed proxy are being mailed to stockholders of Cheniere Energy, Inc., a Delaware corporation (the “Company”), commencing on or about April 18, 2005. The Company’s Board of Directors is soliciting proxies to be voted at the Company’s annual meeting of stockholders to be held in Houston, Texas on Tuesday, May 24, 2005 and at any adjournment thereof, for the purposes set forth in the accompanying notice.

The shares covered by a proxy, if such is properly executed and received prior to the meeting, will be voted in accordance with the directions specified thereon regarding election of directors and ratification of the Audit Committee’s appointment of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants, and with respect to any other matters which may properly come before the meeting, in accordance with the judgment of the persons designated as proxies. A proxy may be revoked at any time before it is exercised by giving written notice to, or filing a duly executed proxy bearing a later date with, the Secretary of the Company, or by voting in person at the meeting.

Management expects that the only matters to be presented for action at the meeting will be the election of Class I directors and ratification of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants.

At the close of business on March 28, 2005, the record date for determining the stockholders entitled to notice of and to vote at the meeting (the “Record Date”), there were outstanding and entitled to vote 26,789,288 shares of the Company’s common stock, par value $.003 per share (“Common Stock”). Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting.

Our directors, officers and employees may solicit proxies in person or by telephone, mail, electronic mail, facsimile or telegram. We will pay the expenses of soliciting proxies, although we will not pay additional compensation to these individuals for soliciting proxies. The Company will request banks, brokers and other nominees holding shares for a beneficial owner to forward copies of the proxy materials to those beneficial owners and to request instructions for voting those shares. The Company will reimburse these banks, brokers and other nominees for their related reasonable expenses. In addition, the Company has hired The Altman Group to assist in the solicitation of proxies, if necessary. The Altman Group may solicit proxies by telephone or in person. The Company anticipates paying The Altman Group a fee of $5,500, plus expenses, for providing such services.

Instructions on Attending the Meeting in Person

Only stockholders or their proxy holders and the Company’s guests may attend the meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting. In addition, each stockholder and guest will be asked to present a valid government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on the Record Date. If your shares are registered in your name, we will be able to verify this at the admissions desk upon your arrival at the meeting.

You may receive an admission ticket in advance by sending a written request with proof of ownership to:

Cheniere Energy, Inc.

Attention: Investor Relations

717 Texas Avenue, Suite 3100

Houston, Texas 77002

Stockholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admissions desk.

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

Directors and Nominees

The Board of Directors is divided into three classes. At the meeting, three nominees are to be elected to the Company’s Board of Directors to serve as Class I directors: Charif Souki, Keith F. Carney and Walter L. Williams. Each director will hold office until his successor is elected and qualified. Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these three nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable.

The individuals listed below currently serve on the Board of Directors of the Company. Each of the three nominees for Class I director are standing for re-election.

Director Nominee	Director Since	Age	Position	Class
Charif Souki	1996	52	Director, Chairman of the Board of Directors and Chief Executive Officer	I

Walter L. Williams	1996	77	Director and Vice Chairman of the Board of Directors	I

Keith F. Carney	2001	48	Director	I

Nuno Brandolini	2000	51	Director	II

Paul J. Hoenmans	2001	72	Director	II

David B. Kilpatrick	2003	55	Director	III

J. Robinson West	2004	58	Director	III

Charif Souki, a co-founder of Cheniere, is currently Chairman of our Board of Directors and Chief Executive Officer and President; effective April 18, 2005, he will relinquish the title of President when Mr. Horton becomes our President and Chief Operating Officer. On December 18, 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. Mr. Souki has served as a director of the Company since 1996. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience in the industry and has specialized in providing financing for promising microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University. He also serves on the board of directors of Gryphon Exploration Company, an entity in which Cheniere owns 100% of the common stock (an effective 9.3% ownership interest upon conversion of Gryphon’s convertible preferred stock).

Walter L. Williams has served as Vice Chairman of the Board of Directors since June 1999. He served as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining Cheniere, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams received a B.S. in petroleum engineering from Texas A&M University and is a Registered Engineer in Louisiana and Texas. He has served as a director and member of the Executive Committee of the Board of the Houston Museum of Natural Science.

Keith F. Carney is currently the Lead Director of our Board of Directors and Chairman of our Compensation Committee; he rejoined our Audit Committee in September 2004. Mr. Carney served as Chief Financial Officer and Treasurer from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. Since October 2001, Mr. Carney has been President of Dolomite Advisors, LLC, an investment firm. In 2001, he was elected a director to Cheniere. Mr. Carney also served as a member of the Audit Committee from 2001 until April 2003. Prior to joining Cheniere, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A.-Finance from the University of Denver in 1992.

Nuno Brandolini is currently a director and a member of our Audit Committee and Compensation Committee. Mr. Brandolini has served since 1995 as Chairman and Chief Executive Officer of Scorpion Holdings, Inc., a private equity firm. Mr. Brandolini is also a founder and principal of Scorpion Capital Partners, L.P., a Small Business Investment Company. Prior to forming Scorpion Holdings, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Before joining Rosecliff, Mr. Brandolini was a Vice President at Salomon Brothers, Inc. where he was an investment banker involved in mergers and acquisitions in the Financial Entrepreneurial Group. Mr. Brandolini has also worked for Lazard Freres in New York and was President of The Baltheus Group, a merchant banking firm, and Executive Vice President of Logic Capital Corp., a venture capital firm. He currently serves on the board of the following private and public companies: Pac Pizza LLC; LifePoint, Inc.; The Original San Francisco Toymakers; and WalkAbout Computers. Mr. Brandolini was awarded a law degree by the University of Paris and received an M.B.A. from the Wharton School.

Paul J. Hoenmans is currently a director and a member of our Compensation Committee and Audit Committee. Mr. Hoenmans has over 35 years of senior executive level experience in the industry. During that time, he has served Mobil Oil Corporation in various executive capacities, most recently as Director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s Exploration & Producing Division, with worldwide responsibility for upstream operations. Mr. Hoenmans has held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. Mr. Hoenmans is a retired director of Xpronent, Inc., Veba Oel AG and Talisman Energy, Inc. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is currently a director and Chairman of our Audit Committee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. Mr. Kilpatrick serves as a director on the boards of publicly traded PYR Energy Corporation and privately held Ensyn Petroleum International, Ltd. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

J. Robinson West is currently a director and a member of our Compensation Committee. Mr. West is the founder and Chairman of the Board of PFC Energy, a consulting business covering all aspects of the oil, gas and power business. Prior to founding PFC in 1984, Mr. West served in the Reagan Administration as Assistant Secretary of the Interior for Policy, Budget and Administration, with responsibility for United States offshore oil policy. He is currently a member of the Secretary of Energy Advisory Board, the National Petroleum Council and the Council on Foreign Relations, as well as President of the Wyeth Endowment for American Art. Mr. West serves on the board of directors of Key Energy Services, Inc. and Lambert Energy Advisory. He received a B.A. from the University of North Carolina at Chapel Hill and a J.D. from Temple University.

Board and Committee Activity and Structure

The Company’s operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit and Compensation Committees. Members of the Audit and Compensation Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2004, the Company’s Board of Directors held seven meetings, and in addition there were eight written consents in lieu of meetings, and each incumbent member of the Board attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by all committees of the Board on which he served during his period of service as a director in the year 2004. Although members of the Board of Directors are not required to attend annual stockholder meetings, they are encouraged to attend such meetings. At the 2004 annual meeting of stockholders, all members of the Board of Directors were present.

Audit Committee

As set forth in the Audit Committee’s written charter, the function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities to stockholders, potential stockholders and the investment community through regular or special meetings with management and the independent accountants on matters relating to:

—	the integrity of the Company’s financial statements, financial reporting in the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K and disclosure controls and procedures,

—	the performance of the Company’s system of internal controls over financial reporting,

—	the performance of the Company’s audit and accounting processes generally,

—	the qualifications and independence of the Company’s independent accountants, and

—	the Company’s systems and policies to comply with applicable laws and regulations.

In carrying out this function, the Audit Committee provides independent and objective oversight of the performance of the Company’s financial reporting process, system of internal controls and legal and regulatory compliance system. The Audit Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning the Company’s financial and compliance position and affairs. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and has sole authority to retain special legal, accounting or other consultants to advise the committee and to approve the fees and other retention terms of such consultants. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

The Audit Committee held five meetings during the fiscal year ended December 31, 2004. The Audit Committee’s members at December 31, 2004 were: David B. Kilpatrick, Nuno Brandolini, Paul J. Hoenmans and Keith F. Carney. Mr. Kilpatrick served as Chairman of the Audit Committee. Each of the members of the Audit Committee are “independent” as defined by the American Stock Exchange’s listing standards and the Securities and Exchange Commission, and the Board has determined that Mr. Brandolini and Mr. Carney are “audit committee financial experts” as defined in Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission.

Compensation Committee

The Compensation Committee establishes and reviews periodically the Company’s compensation policy and strategy. The Compensation Committee establishes salary ranges for, and makes recommendations to the Board of Directors with respect to the compensation of, the officers and certain key employees of the Company. In addition, the Compensation Committee makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans and oversees the administration of the Cheniere Energy, Inc. 1997 Stock Option Plan, as amended (the “Option Plan”), and the Cheniere Energy, Inc. 2003 Stock Incentive Plan, as amended (the “2003 Plan”). The Compensation Committee reviews and approves any employment agreements, severance arrangements, change-in-control arrangements or special supplemental employee benefits, and any material amendments to the foregoing, applicable to executive officers.

The Compensation Committee held two meetings during 2004, and in addition there were three written consents in lieu of meetings. The committee’s members at December 31, 2004 were: Keith F. Carney, Nuno Brandolini, Paul J. Hoenmans and J. Robinson West. Mr. Carney served as Chairman of the Compensation Committee. Each of the members of the Compensation Committee are “independent” as defined by the American Stock Exchange listing standards.

The Compensation Committee recently formed a Section 162(m) Compensation Subcommittee to establish, administer and certify attainment of performance goals in order to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and to grant performance-based awards under the Option Plan and the 2003 Plan. The subcommittee’s members are Mr. Brandolini, Mr. Hoenmans and Mr. West.

Director Nominations

The Company considers suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors, the Company’s management,

advisors to the Company and stockholders of the Company. The Company does not have an official nominating committee and does not have a nominating committee charter. The Company believes that obtaining input from all independent directors in connection with nominations to the Board of Directors enhances the nomination process. The independent directors evaluate potential nominees by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing such other information as may be deemed relevant. Director nominees are recommended for selection by the Board of Directors by a majority of directors who meet the independence standards of the American Stock Exchange listing standards and the Securities and Exchange Commission. The full Board of Directors then selects and recommends candidates for nomination as directors for stockholders to consider and vote upon at the annual stockholders meeting. The Board of Directors reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates.

Qualifications for consideration as a board nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum criteria for selection of members to serve on the Company’s Board of Directors include the following:

•	highest ethical standards and integrity,

•	willingness to act on and be accountable for Board decisions,

•	high level of education and/or business experience,

•	broad-based business acumen,

•	understanding of the Company’s business and industry,

•	strategic thinking and willingness to share ideas,

•	loyalty and commitment to driving the success of the Company,

•	network of contacts, and

•	diversity of experiences, expertise and backgrounds among members of the Board of Directors.

A stockholder of the Company who is entitled to vote at a meeting of stockholders called for the election of directors may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company, and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director if elected. Such stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the name and address, as they appear in the stock records of the

Company, of such stockholder, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such stockholder, and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company.

Director Compensation

During the fiscal year ended December 31, 2004, directors received no cash remuneration for serving on the Board of Directors of the Company, nor were they compensated for attending Board or committee meetings. From time to time, outside members of the Board of Directors (those who do not serve as executive officers of the Company) are compensated for their services to the Company through the grant of restricted stock and options to purchase Common Stock. During 2004, Mr. West was granted options to acquire 25,000 shares of Common Stock, which options have not yet been exercised. In February 2004, each non-employee director of the Company was awarded a bonus in the form of 10,000 shares of Common Stock for service on the Board of Directors for the period from May 2003 through May 2004. In November 2004, each non-employee director was awarded 3,006 shares of restricted stock for service on the Board of Directors for the period from May 2004 through May 2005; the shares vest equally over a three-year period beginning one year after the date of grant.

Code of Conduct and Ethics

The Company’s Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at http://www.cheniere.com.

The Board of Directors recommends a vote FOR the election of the three nominees as Class I directors of the Company, to serve until the 2008 annual meeting of stockholders or until their successors are duly elected and qualified.

PROPOSAL 2 — RATIFICATION OF UHY MANN FRANKFORT

STEIN & LIPP CPAs, LLP AS INDEPENDENT ACCOUNTANTS

The Audit Committee has appointed the independent registered public accounting firm of UHY Mann Frankfort Stein & Lipp CPAs, LLP (“UHY”) to serve as the Company’s independent accountants for the fiscal year ending December 31, 2005. UHY has served as the Company’s independent accountants since November 2002 and has audited the financial statements of the Company for the fiscal years ended December 31, 2003 and 2004.

The Company anticipates that representatives of UHY will participate in the annual meeting of stockholders, may make a statement if they desire to do so, and will be available to respond to appropriate questions concerning the Company’s financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each executive officer of the Company, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	52	Chairman and Chief Executive Officer

Walter L. Williams	77	Vice Chairman

Stanley C. Horton*	55	President and Chief Operating Officer

Don A. Turkleson	50	Senior Vice President, Chief Financial Officer and Secretary

Jonathan S. Gross	46	Senior Vice President – Exploration

Keith M. Meyer	47	Senior Vice President – LNG

Zurab S. Kobiashvili	62	Senior Vice President and General Counsel

Craig K. Townsend	45	Vice President and Chief Accounting Officer

*Mr. Horton was elected President and Chief Operating Officer effective April 18, 2005.

Charif Souki, a co-founder of Cheniere, is currently Chairman of our Board of Directors and Chief Executive Officer and President; effective April 18, 2005, he will relinquish the title of President when Mr. Horton becomes the Company’s President and Chief Operating Officer. On December 18, 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Further information regarding Mr. Souki is provided above under “Directors and Nominees.”

Walter L. Williams has served as Vice Chairman of the Board of Directors since June 1999. He served as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Further information regarding Mr. Williams is provided above under “Directors and Nominees.”

Stanley C. Horton has been elected President and Chief Operating Officer of the Company, effective April 18, 2005. Mr. Horton has over 30 years of experience in the natural gas and energy industry. From November 2004 to March 2005, Mr. Horton served as President and Chief Operating Officer of Southern Union’s CrossCountry Energy and Panhandle Energy, an owner and operator of 18,000 miles of interstate pipelines and the Lake Charles LNG receiving terminal. Previous positions include President of Northern Natural Gas, an operator of an interstate natural gas pipeline, President of Transwestern Pipeline, an owner and operator of interstate natural gas transmission lines, and President of Florida Gas Transmission, an owner and operator of natural gas pipeline businesses. Mr. Horton currently serves on both the Executive Committee and the Board of Directors for the Interstate Natural Gas Association of America and was its Chairman in 2000. He also has chaired the Gas Industry Standards Board (2000) and the Natural Gas Council (2002). He previously served on the Board of Directors of Portland General Electric, an electric utility, and the Board of Directors of Elektro Eletricidade e Serviços S.A., a local electricity distribution company in Sao Paulo, Brazil. Mr. Horton received a Bachelor of Science in Finance from the University of Florida and a Master of Science from Rollins College.

Don A. Turkleson served as Vice President and Chief Financial Officer, Secretary and Treasurer since December 1997, became Senior Vice President in May 2004 and relinquished the position of Treasurer in December 2004. Prior to joining Cheniere in 1997, Mr. Turkleson was employed by PetroCorp Incorporated from 1983 to 1996, as Controller until 1986, and then as Vice President—Finance, Secretary and Treasurer. From 1975 to 1983, he worked as a Certified Public Accountant in the natural resources division of Arthur Andersen & Co. in Houston. Mr. Turkleson received a B.S. in accounting from Louisiana State University in 1975. He is a director and past Chairman of the Board of Neighborhood Centers, Inc., a nonprofit organization.

Jonathan S. Gross has served as Vice President-Exploration since October 2000. He served as Technology Manager from June 1999 through October 2000 and became Senior Vice President in May 2004. Mr. Gross began his career in 1981 with Amoco Production Company as an exploration geophysicist. While at Amoco, he held senior technical positions in both domestic and international basins. In 1998, he joined Zydeco Energy, Inc., where he served as economist, exploration risk specialist and project manager. Mr. Gross received a B.A. in geology from the University of Chicago, and he is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Houston Geological Society.

Keith M. Meyer has served as Vice President—LNG and as President of Cheniere LNG, Inc., a wholly-owned subsidiary of Cheniere, since June 2003 and became Senior Vice President—LNG in May 2004. From 2000 to 2003, Mr. Meyer was Vice President of Business Development, LNG and Supply for CMS Panhandle Companies, an interstate natural gas transmission system wholly-owned by CMS Energy and owner of Trunkline LNG, an LNG import terminal in Lake Charles, Louisiana. In that capacity, he oversaw all commercial aspects of Trunkline LNG’s activities. Mr. Meyer also served as Executive Director of CMS Energy’s international gas transmission activities. Prior to joining CMS in 1990, Mr. Meyer was with ANR Pipeline Company for 10 years in strategic planning and project development activities, serving also as Vice President of Marketing for the Empire State Pipeline in New York. He received a B.S. in finance from Wayne State University and an M.B.A. from Rice University.

Zurab S. Kobiashvili was appointed Senior Vice President and General Counsel in May 2004. Prior to joining Cheniere and since 1994, he was with Apache Corporation, an oil and gas exploration and development company, initially as Vice President and General Counsel and most recently as Senior Vice President and General Counsel. Prior to Apache, he served as an officer and General Counsel of a number of public and private companies. He began his legal career with a New York City-based law firm and holds a B.S. from Brown University and a J.D. from the University of Virginia.

Craig K. Townsend joined Cheniere in January 2004 and was appointed Vice President in May 2004 and Chief Accounting Officer in December 2004; he oversees the accounting and financial reporting for the Company and its subsidiaries. From January 2003 to January 2004, Mr. Townsend was the Vice President and Chief Financial Officer for the Domestic Companies of Offshore International Group, Inc. (OIG), which provides fabrication and marine services to the U.S. offshore oil and gas industry in addition to operating its offshore U.S. and Peruvian oil and gas holdings. From May 2000 to October 2002, Mr. Townsend served on the board of directors and was Vice President and Chief Financial Officer of Plant Design Automation Consulting, Inc. (PDAC), an engineering automation consulting firm specializing in software implementations for the process and power industry. Prior to joining PDAC, Mr. Townsend spent 16 years with PetroCorp Incorporated, an oil and gas exploration and development company with U.S. and Canadian operations. During his tenure with PetroCorp, Mr. Townsend rose to the position of Vice President – Finance, Secretary and Treasurer. Mr. Townsend began his career as a staff auditor in the Oil and Gas Audit Division of Arthur Andersen & Co. in Houston, Texas. Mr. Townsend received a B.P.A. in Accounting from Mississippi State University in 1982 and is a Certified Public Accountant in the State of Texas.

Executive Compensation

The following table reflects all compensation received by the chief executive officer and by each of the five other most highly compensated executive officers of the Company during the three years ended December 31, 2004, 2003 and 2002 (collectively, the “Named Executives”).

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)		Restricted Stock Awards(2)		Securities Underlying Options / SARs (#)
Charif Souki(3) Chairman and Chief Executive Officer	2004 2003 2002	$ $ $	240,000 240,000 182,097	$ $	675,000 620,010 —	$ $	849,262 999,990 —	— 250,000 50,000

Walter L. Williams Vice Chairman	2004 2003 2002	$ $ $	150,000 150,000 150,000	$ $	240,000 275,010 —	$ $	301,948 399,990 —	— — 37,500

Don A. Turkleson Senior Vice President, Chief Financial Officer and Secretary	2004 2003 2002	$ $ $	150,000 150,000 150,000	$ $	360,000 225,000 —	$ $	301,948 300,000 —	— — 25,000

Jonathan S. Gross Senior Vice President – Exploration	2004 2003 2002	$ $ $	150,000 150,000 150,000	$ $	240,000 225,000 —	$ $	301,948 300,000 —	— — 25,000

Keith M. Meyer(4) Senior Vice President – LNG	2004 2003 2002	$ $	180,000 99,577 —	$ $	240,000 240,000 —	$ $	301,948 300,000 —	— 250,000 —

Zurab S. Kobiashvili(5) Senior Vice President and General Counsel	2004 2003 2002		$96,685 — —		$115,068 — —		$144,759 — —	100,000 — —

(1)	The dollar amount reported for 2004 in this column reflects the cash portion of bonuses earned by the Named Executives. The dollar amount reported for 2003 in this column reflects the cash portion of bonuses earned and the dollar value of bonus shares that were vested at the time of grant; Messrs. Souki, Williams, Turkleson, Gross and Meyer earned vested bonus shares of 33,334, 13,334, 10,000, 10,000 and 10,000, respectively, for 2003.

(2)	The aggregate number and value of unvested restricted shares held by each of the Named Executives as of December 31, 2004 are set forth below:

Named Executive	Aggregate Number of Unvested Restricted Shares	Aggregate Value of Unvested Restricted Shares
Charif Souki	86,959	$5,539,288
Walter L. Williams	33,881	$2,158,220
Don A. Turkleson	27,215	$1,733,596
Jonathan S. Gross	27,215	$1,733,596
Keith M. Meyer	27,215	$1,733,596
Zurab S. Kobiashvili	3,459	$220,338

(3)	In October 1998, Mr. Souki commenced providing consulting services to the Company pursuant to a Services Agreement under which the Company compensated Mr. Souki at a rate of $10,000 per month and paid his travel and other expenses. Such rate was increased to $15,000 per month in November 2001 and to $20,000 per month in December 2002. In July 2003, Mr. Souki became an employee of the Company. Since that time, the Company has continued to pay some expense amounts on behalf of Mr. Souki, including personal travel and dependent insurance coverage. The aggregate amount paid in 2004 was less than $15,000. Effective April 18, 2005, Mr. Souki will relinquish the title of President when Mr. Horton becomes the President and Chief Operating Officer of the Company.

(4)	Mr. Meyer commenced providing services to the Company in June 2003.

(5)	Mr. Kobiashvili commenced providing services to the Company in May 2004.

Option Grants

Stock options granted to Named Executives during the year ended December 31, 2004 are summarized in the following table:

Individual Grants							Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Period		Exercise or Base Price Per Share		Expiration Date

Name
							5%		10%
Charif Souki	—	—			—	—		—		—

Walter L. Williams	—	—			—	—		—		—

Don A. Turkleson	—	—			—	—		—		—

Jonathan S. Gross	—	—			—	—		—		—

Keith M. Meyer	—	—			—	—		—		—

Zurab S. Kobiashvili	50,000 50,000	6.7 6.7	% %	$ $	12.37 13.84	5/10/09 5/26/09	$ $	170,880 191,187	$ $	377,600 422,473

Mr. Kobiashvili was granted 100,000 stock options in 2004, which have a term of five years and vest 33.3% on each of the first three anniversaries of the date of grant.

Option Exercises and Year-End Values

The following table sets forth information regarding unexercised options or warrants to purchase shares of Common Stock granted by the Company to Named Executives.

	Securities Acquired Upon Exercise for the Year Ended December 31, 2004		Number of Securities Underlying Unexercised Options/SARs at December 31, 2004		Value of Unexercised In-the- Money Options/SARs at December 31, 2004 (1)
Name	Number	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Charif Souki	249,167	$3,642,363	16,666	16,667	$1,061,624	$1,061,688

Walter L. Williams	197,500	$3,771,205	—	12,500	$—	$796,250

Don A. Turkleson	201,666	$3,112,830	—	8,334	$—	$530,876

Jonathan S. Gross	173,333	$2,394,185	8,334	8,333	$530,876	$530,812

Keith M. Meyer	83,334	$985,841	—	166,666	$—	$10,616,624

Zurab S. Kobiashvili	—	$—	—	100,000	$—	$6,370,000

(1)	The value of unexercised options and warrants to purchase Common Stock at December 31, 2004 is calculated based upon the American Stock Exchange closing market price of $63.70 per share on December 31, 2004.

Equity Compensation Plan Disclosure Table

The following table summarizes the Company’s use of equity securities as a form of compensation for services rendered to the Company.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,299,632	$11.88	131,324

Equity compensation plans not approved by security holders	266,667	$2.42	—

Total	1,566,299	$10.27	131,324

In 1997, the Company established the Option Plan, which allows for the issuance of options to purchase up to 2,500,000 shares of Common Stock. The Company has reserved 2,500,000 shares of Common Stock for issuance upon the exercise of options which have been granted. As of December 31, 2004, the Company had granted options on 2,500,000 shares, of which 1,567,868 had been exercised as of such date. The term of options granted under the Option Plan is generally five years. Vesting varies, but generally occurs over three or four years, in increments of 33% or 25%, respectively, on each anniversary of the grant date. All options granted under the Option Plan have exercise prices equal to or greater than fair market value at the date of grant.

In 2003, the Company established the 2003 Plan. The 2003 Plan is a broad-based incentive plan, which allows for the issuance of stock options, purchased stock awards, bonus stock awards,

stock appreciation rights, phantom stock awards, restricted stock awards, performance awards, and other stock or performance-based awards to employees, consultants and non-employee directors to purchase up to 4,000,000 shares of Common Stock. The Company has reserved 4,000,000 shares of Common Stock for issuance upon the exercise of awards that have been granted or which may be granted. As of December 31, 2004, awards for 868,676 shares of Common Stock have been granted under the 2003 Plan. The term of any award under the 2003 Plan may not exceed a period of ten years.

Indemnification of Officers and Directors

The Company’s Restated Certificate of Incorporation provides that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Delaware law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

The Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, as amended, provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the shares of Common Stock owned of record and beneficially as of March 28, 2005 by all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director, nominee for director and Named Executive, and by all directors and executive officers as a group:

Name (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	1,451,976	(2)	5.4%
Luxor Capital Group	1,426,800	(3)	5.3%
Walter L. Williams	308,215	(4)	1.2%
Don A. Turkleson	273,298	(5)	1.0%
Keith M. Meyer	204,882	(6)	*
Keith F. Carney	179,673		*
Jonathan S. Gross	151,253	(7)	*
Nuno Brandolini	83,006		*
Paul J. Hoenmans	83,006		*
David B. Kilpatrick	64,006	(8)	*
J. Robinson West	38,006	(9)	*
Zurab S. Kobiashvili	36,793	(10)	*
All Directors and Officers as a group (12 persons)	2,893,916	(11)	10.7%

*  Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, Texas 77002.

(2)	Includes 16,666 shares issuable upon exercise of currently exercisable options held by Mr. Souki, 74,750 shares owned by Mr. Souki’s wife, 800,000 shares held indirectly through a trust of which Mr. Souki is the sole beneficiary, and 60,000 shares held indirectly through those of Mr. Souki’s children who share the same household. Excludes 466,667 shares issuable upon the exercise of options held by Mr. Souki but not exercisable within 60 days of the filing of this proxy statement.

(3)	Information based on a Schedule 13-G filed on February 3, 2005. Luxor Capital Group, LP (“Luxor Capital Group”), as the investment manager of Luxor Capital Partners, LP (“Luxor Capital Partners”), LCG Select, LP (“Select”) and Luxor Capital Partners Offshore Ltd. (“Offshore Fund”), may be deemed to beneficially own 1,021,825 shares held by them, and an additional 404,975 shares held in accounts that it separately manages. Luxor Management, LLC (“Luxor Management”) and Christian Leone (“Leone”) may each be deemed to be the beneficial owners of the shares of Common Stock beneficially owned by Luxor Capital Group. Luxor Capital Partners, Luxor Capital Group, LCG Holdings, LLC (“LCG Holdings”) and Mr. Leone have shared voting and dispositive power of 439,838 shares held by Luxor Capital Partners; Select, Luxor Capital Group, LCG Holdings and Mr. Leone have shared voting and dispositive power of 28,533 shares held by Select; the Offshore Fund, Luxor Capital Group, Luxor Management and Mr. Leone have shared voting and dispositive power of 553,454 shares held by the Offshore Fund; and Luxor Capital Group, Luxor Management and Mr. Leone have shared voting and dispositive power of 404,975 shares beneficially owned by Luxor Capital Group. The address of Luxor Capital Partners, Select, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone is 599 Lexington Avenue, 35th Floor, New York, New York 10022; the address of the Offshore Fund is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman Islands.

(4)	Includes 10,000 shares owned by Mr. Williams’ wife. Excludes 12,500 shares issuable upon the exercise of options held by Mr. Williams but not exercisable within 60 days of the filing of this proxy statement.

(5)	Includes 8,000 shares held indirectly through Mr. Turkleson’s children who share the same household. Excludes 108,334 shares issuable upon the exercise of options held by Mr. Turkleson but not exercisable within 60 days of the filing of this proxy statement.

(6)	Includes 83,333 shares issuable upon exercise of options held by Mr. Meyer which become exercisable within 60 days of the date of the filing of this proxy statement. Excludes 183,333 shares issuable upon the exercise of options held by Mr. Meyer but not exercisable within 60 days of the date of the filing of this proxy statement.

(7)	Excludes 108,333 shares issuable upon the exercise of options held by Mr. Gross but not exercisable within 60 days of the filing of this proxy statement.

(8)	Includes 50,000 shares issuable upon exercise of currently exercisable options held by Mr. Kilpatrick.

(9)	Includes 25,000 shares issuable upon exercise of currently exercisable options held by Mr. West.

(10)	Includes 33,334 shares issuable upon exercise of options held by Mr. Kobiashvili which become exercisable within 60 days of the date of the filing of this proxy statement. Excludes 166,666 shares issuable upon exercise of options held by Mr. Kobiashvili but not exercisable within 60 days of the date of the filing of this proxy statement.

(11)	Includes an aggregate of 108,333 shares issuable upon exercise of currently exercisable options, and 116,667 shares issuable upon exercise of options which become exercisable within 60 days of the date of this offering memorandum. Excludes an aggregate of 1,079,166 shares issuable upon the exercise of options not exercisable within 60 days of the date of the filing of this proxy statement.

REPORT OF THE AUDIT COMMITTEE

In overseeing the preparation of the Company’s financial statements, the Committee met with both management and the Company’s independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61 (Codification of Statements on Auditing Standards, AU § 380) as amended by SAS 90. With respect to the Company’s outside auditors, the Committee, among other things, discussed with UHY Mann Frankfort Stein & Lipp CPAs, LLP matters relating to its independence, including the written disclosures and the letter from the outside accountants provided to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Finally, the Committee continued to monitor the scope and adequacy of the Company’s internal control system. On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

David B. Kilpatrick, Chairman

Nuno Brandolini

Paul J. Hoenmans

Keith F. Carney

INDEPENDENT ACCOUNTANT’S FEES

The following table sets forth the fees billed to the Company from its principal independent auditor, UHY Mann Frankfort Stein & Lipp CPAs, LLP, for professional services rendered for the fiscal years ended December 31, 2004 and 2003:

	Fiscal 2004	Fiscal 2003

Audit Fees	$278,108	$73,348
Audit-Related Fees	44,423	7,741
Tax Fees	145,421	63,345
All Other Fees	—	—

Total	$467,952	$144,434

Audit Fees for the fiscal years ended December 31, 2004 and 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents and other assistance required to complete the year end audit of the consolidated financial statements. Audit fees during 2004 also include fees relating to the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 amounting to $98,417.

Audit Related Fees for the fiscal years ended December 31, 2004 and 2003 were for professional services in connection with the public offering of Common Stock, the shelf registration of the Company’s securities, subsequent amendments to the shelf registration, the filing of registration statements in connection with the private offering of Common Stock and the registration of securities related to the 2003 Plan.

Tax Fees for the fiscal years ended December 31, 2004 and 2003 were for services related to tax compliance and tax planning.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors, and not to engage the independent auditors to perform any non-audit services specifically prohibited by law or regulation. All services (audit and non-audit) provided to the Company during the fiscal year ended December 31, 2004 were pre-approved.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for the fiscal year ended December 31, 2004:

Purpose of the Committee with Respect to Executive Compensation

The Compensation Committee supervises and administers the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on the Company’s website. The Committee is comprised of non-employee independent directors of the Company in compliance with the rules of the American Stock Exchange. The Board of Directors created the Committee to, among other things, assist the Board in the discharge of its responsibilities with respect to the compensation of the Company’s executive officers. The principal functions of the Committee with respect to executive compensation include:

•	establishing and reviewing periodically the Company’s compensation policy and strategy;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	establishing salary ranges for, and making recommendations to the Board with respect to the compensation of, the officers and certain key employees of the Company;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special supplemental employee benefits, and any material amendments to the foregoing, applicable to executive officers;

•	overseeing the administration of the Company’s 2003 Stock Incentive Plan, including (i) approving the award guidelines to be used in determining individual awards, (ii) approving maximum award levels, (iii) approving performance goals and objectives, (iv) certifying attainment of goals and approving payouts, and (v) approving grants; and

•	overseeing the administration of the Company’s 1997 Stock Option Plan.

The Compensation Committee’s Philosophy on Executive Compensation

The fundamental objective of the Committee’s executive compensation policies is to ensure an internally consistent and externally competitive executive compensation program in order to attract, retain and motivate qualified executives and provide incentive for the attainment of the Company’s strategic goals and objectives. It is the policy of the Committee to compensate executive officers based on their performance, responsibilities and experience, the achievement of specific business objectives and established goals, and the Company’s performance. Base compensation for senior executive officers is intended to afford a reasonable degree of financial security and flexibility to those individuals who are regarded by the Committee as acceptably discharging the levels and types of responsibility implicit in their respective executive positions.

In establishing compensation policies, the Committee believes that total compensation of executive officers, as well as other key employees, should be competitive with other business opportunities available to such executive officers and key employees while, within the Company, being fair and discriminating on the basis of personal performance. Outside compensation consultants have been retained by management from time to time to conduct compensation surveys and advise the Committee concerning compensation matters, and the Committee has surveyed the executive compensation levels of companies in the energy industry that are comparable to the Company.

Base Salary and Bonus Awards

Each of the Company’s executive officers receives a base salary and has an opportunity to earn annual cash and/or stock bonus awards. Decisions regarding base salaries are made based upon individual performance, job responsibilities, experience and competitive practice. The Committee’s objective is to provide competitive base salaries and bonuses, taking into account peer and general industry practices.

It is the Company’s policy to provide executive officers with incentives that are tied to the long-term performance of the Company. The Committee is of the view that properly designed and administered stock-based incentives for executive officers closely align the executives’ economic interests with those of stockholders and provide a direct continuing focus upon the goal of constantly striving to increase long-term stockholder value. Toward that goal, the Company established the Option Plan and 2003 Plan.

In order to attract qualified individuals to the Company, the Committee considers awarding stock options, restricted stock and warrants to such persons upon their employment with the Company. In addition, periodic awards of stock options and restricted stock are made in order both to retain executives and to motivate them to accomplish long-term growth objectives and improve long-term market performance.

2004 Bonus Awards

Restricted stock grants under the 2003 Plan and discretionary cash bonuses were awarded to certain eligible employees, including executive officers, for the year ended December 31, 2004. The awards were allocated from a bonus pool, the amount of which was determined by the Committee based on a predetermined methodology that considered the significant increase in the market value of the Company’s stock, and the increase in estimated net asset value through the achievement of significant objectives for the Company’s LNG receiving terminal development business. Allocations were based on individual contributions, in absolute terms and relative to specified objectives, and were capped at a percentage of annual base salary. In 2004, the Committee also awarded stock options to each of its General Counsel and Chief Accounting Officer in connection with their employment by the Company in early 2004.

Current Approach to Executive Compensation

The Committee has historically made discretionary cash and/or stock bonus awards to the Company’s executive officers. However, the Company has reviewed this approach with respect to its named executive officers and made the determination to transition toward performance awards under the 2003 Plan, which are designed to motivate and reward executive officers whose efforts impact the performance of the Company and its subsidiaries through the achievement of performance goals. The Committee is responsible for approving the performance goals that are used to determine performance awards made under the 2003 Plan.

No performance awards were granted for the year ended December 31, 2004, but the Committee has determined the form of performance award and the performance goals on which any such awards will be granted to named executive officers for the year ended December 31, 2005 (“Fiscal 2005”). The Committee has determined that all performance awards made to named executive officers for Fiscal 2005 will be (i) determined by a subcommittee of the Committee comprised of independent directors (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) and (ii) in the form of phantom stock, which may be settled in cash or stock at the discretion of the subcommittee at the time the award is granted. The Committee further decided that one or both of the following business goals must be achieved as a condition of any such performance award to any named executive officer:

•	economic value added during Fiscal 2005, as measured by an increase of 15% or more in net asset value per share; or

•	total stockholder return during Fiscal 2005 of 15% or more, as measured by an increase in the closing price of the Company’s common stock from December 31, 2004 to December 31, 2005 as reported on the American Stock Exchange.

Due to the development stage nature of the Company’s primary business, the Committee has historically set base salaries and annual incentives at or below the median of peer and industry averages such that a significant portion of total compensation constituted higher than average stock option and restricted stock awards. Because the Company’s cash resources have increased and its cash flow is expected to increase in the future, the Committee expects to increase the cash portion of total compensation in order to provide competitive compensation.

Compensation of the CEO

The Committee determines the compensation of the Chief Executive Officer in substantially the same manner as the compensation of the Company’s other executive officers. In establishing the base salary for Mr. Souki for the 2004 fiscal year, the Committee assessed the following factors: (i) the performance of the Company, (ii) the increase in total return to stockholders, (iii) progress toward implementation of the Company’s strategic business plan, particularly with respect to its LNG receiving terminal development business, (iv) Mr. Souki’s contributions toward the accomplishments described in items (i) through (iii), and (v) compensation levels of chief executive officers of similar-sized companies in the energy industry. The performance by the Company is measured by, among other things, the development of the Company’s business segments, as measured by growth in estimated net underlying asset value and stock price. Based on these factors, the Committee established Mr. Souki’s base salary for 2004 at $240,000. In November 2004, the Committee considered the same factors to set Mr. Souki’s 2005 base salary at $450,000. Based on the factors discussed above for determining bonuses, Mr. Souki was awarded a bonus for 2004 performance comprised of cash and stock valued at $1,524,262.

The Committee’s Review of all Components of Executive Compensation

The Committee has reviewed all components of the compensation of the Chief Executive Officer and the other named executive officers, including salary, bonus, long-term incentive compensation and benefits. Based on this review, the Committee found the total compensation to the Chief Executive Officer and the other named executive officers in the aggregate to be reasonable and not excessive.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of annual compensation that may be deducted by the Company in any year with respect to the Company’s Chief Executive Officer and each of its other four most highly compensated executive officers. Certain “performance-based” compensation approved by stockholders is not subject to this deduction limitation and is, therefore, deductible.

Options granted under the Option Plan and options and performance-based awards granted under the 2003 Plan generally will qualify as performance-based compensation and should be deductible. However, to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, the Committee and/or the Board has awarded and may from time to time, in circumstances it deems appropriate, award compensation that may not be deductible.

The base salaries, restricted stock grants and discretionary cash bonuses paid or awarded to the Company’s named executive officers for 2004 were not intended to qualify as performance-based under Section 162(m) and will not be deductible to the extent that such compensation with respect to any individual exceeded $1 million. During the year ended December 31, 2004, Mr. Souki’s compensation exceeded $1 million and was not performance-based under Section 162(m).

Summary

The Committee believes that the total executive compensation program should link compensation to Company and individual performance. The Committee will continue to review the compensation of the CEO and other executive officers on an annual basis.

Members of the Compensation Committee

Keith F. Carney, Chairman

Paul J. Hoenmans

Nuno Brandolini

J. Robinson West

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In addition to serving as a member of the Compensation and the Audit Committees, Mr. Carney was formerly an officer of the Company. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001.

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s Common Stock against the S&P Oil and Gas (Exploration & Production) Index, and the Russell 2000 Index for the period five years beginning on December 31, 1999 and ending at fiscal year-end December 31, 2004. The Company’s Common Stock began trading on the OTC Bulletin Board on July 3, 1996, moved to the NASDAQ SmallCap Market on April 11, 1997, again traded on the OTC Bulletin Board beginning December 14, 2000, and began trading on the American Stock Exchange on March 5, 2001. The graph was constructed on the assumption that $100 was invested in the Company’s Common Stock, the S&P Oil and Gas (Exploration & Production) Index, and the Russell 2000 Index on December 31, 1999.

COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG CHENIERE ENERGY, INC.,

S&P OIL AND GAS (EXPLORATION AND PRODUCTION) INDEX, AND

RUSSELL 2000 INDEX

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
CHENIERE ENERGY, INC.	100.00	96.72	34.78	44.52	406.93	2,215.50
S&P OIL AND GAS (EXPLORATION AND PRODUCTION) INDEX	100.00	159.13	125.73	123.88	153.18	206.61
RUSSELL 2000 INDEX	100.00	95.68	96.66	75.80	110.19	129.47

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2003, Cheniere LNG Services, Inc. (“Cheniere LNG”), a wholly-owned subsidiary of Cheniere, entered into a shareholders’ agreement with J & S Group S.A. (which subsequently assigned the agreement to J&S Energy Holding B.V.) regarding the ownership and operation of J & S Cheniere S.A., a company in which the brother of Charif Souki, Cheniere’s Chairman of the Board of Directors, President and Chief Executive Officer, is a director. In January 2004, J&S Cheniere paid the Company $1 million for an option to acquire LNG regasification capacity at each of the Company’s Sabine Pass and Corpus Christi LNG facilities. Cheniere LNG owns a minority interest in the stock of J&S Cheniere.

In conjunction with the Company’s private placement of equity in January 2004, placement fees were paid to T. R. Winston & Company, Inc., a company in which the son of Charif Souki, Cheniere’s Chairman of the Board of Directors, President and Chief Executive Officer, is employed. Placement fees to T. R. Winston for such placement totaled $965,250.

During 2002, 2003 and 2004, the Company has made office space available for use by Keith F. Carney, who serves as a member of the Company’s Board of Director’s, audit committee and compensation committee and is the Company’s lead, non-management director. The Company instituted this arrangement to facilitate its management’s ability to consult and communicate with Mr. Carney. The pro rata amount of office lease expense related to that space was approximately $3,000, $4,000 and $5,000 for 2004, 2003 and 2002, respectively.

All such transactions were approved by the Company’s Board of Directors, and the Company believes that each such transaction was on terms that were comparable to, or more favorable to the Company than, those that might have been obtained by the Company on an arm’s length basis from unaffiliated parties.

OTHER MATTERS

Required Vote

Only holders of Common Stock as of the Record Date will be entitled to vote in person or by proxy at the meeting. A majority of issued and outstanding shares of Common Stock as of the Record Date represented at the meeting in person or by proxy and entitled to vote thereat will constitute a quorum for the transaction of business.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, (i) the three director nominees who receive the greatest number of votes cast for election by stockholders entitled to vote therefor will be elected directors and (ii) ratification of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants will require approval by a majority of shares represented in person or by proxy and entitled to vote at the annual meeting.

Because broker non-votes are not considered “shares present” with respect to matters requiring the affirmative vote of a majority of shares represented in person or by proxy at the meeting, broker non-votes will not affect the outcome with respect to the ratification of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants. Abstentions with respect to the ratification of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants will have the same effect as a vote against approval thereof, but will have no effect with respect to the election of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the Securities and Exchange Commission and the American Stock Exchange reports of ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2004, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders have been met, except for a late Form 3 filing by J. Robinson West when he became a director of the Company, a late Form 4 filing by J. Robinson West in connection with the grant of stock options and restricted stock after becoming a director of the

Company, a late Form 4 filing by David B. Kilpatrick in connection with the acquisition of Common Stock by him in February 2004, a late Form 3 filing by Zurab S. Kobiashvili when he became an officer of the Company, a late Form 4 filing by Zurab S. Kobiashvili in connection with the grant of stock options to him after he became an officer of the Company, a late Form 3 filing by Craig K. Townsend when he became an officer of the Company, a late Form 4 filing by Craig K. Townsend in connection with the grant of stock options to him after he became an officer of the Company, a late Form 4 filing by Walter L. Williams in connection with the exercise of stock options in September 2004, a late Form 4 filing by Charif Souki in connection with the exercise of warrants in September 2004, and a late Form 4 filing by Paul J. Hoenmans in connection with the exercise of stock options in November 2004.

Stock Split

On March 14, 2005, the Company announced that its Board of Directors approved a two-for-one stock split of its Common Stock. The split is payable on April 22, 2005 to stockholders of record on April 8, 2005. Holders of Common Stock will be entitled to vote the number of shares held on the Record Date, which will not reflect the additional shares paid on April 22, 2005. All of the share-related information in this proxy statement is presented on a pre-stock split basis because the payment date for the stock dividend that accomplished the stock split (April 22, 2005) will occur after the Record Date for the Annual Meeting (March 28, 2005). For example, the Summary Compensation table on page 9, the Option Grants table on page 10 and the Beneficial Ownership table on page 12 were prepared on a pre-stock split basis.

Stockholder Proposals

Management anticipates that the Company’s 2006 annual stockholders meeting will be held during May 2006. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2006 annual stockholders meeting must submit the proposal to the Company on or before December 8, 2005. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, Texas 77002. Such proposal must meet all of the requirements of the Securities and Exchange Commission to be eligible for inclusion in the Company’s 2006 proxy materials. Furthermore, proposals by stockholders may be considered untimely if the Company has not received notice of the proposal at least forty-five days prior to the mailing of the proxy materials.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

Availability of Annual Report

The Company is including herewith a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which has been filed with the Securities and Exchange Commission in Washington, D.C. and is incorporated in this Proxy Statement by reference.

The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for copies should be directed to the Corporate Secretary, Cheniere Energy, Inc., 717 Texas Avenue, Suite 3100, Houston, Texas 77002.

By order of the Board of Directors,

Don A. Turkleson
Secretary

April 7, 2005

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2005

The undersigned hereby appoints Zurab S. Kobiashvili and Don A. Turkleson, and each of them, either one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Post Rice Lofts-Ballroom, 909 Texas Avenue, Houston, Texas on Tuesday, May 24, 2005 at 9:00 a.m., Houston, Texas time, and at any adjournment thereof.

(To be Voted and Signed on Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Stockholders

CHENIERE ENERGY, INC.

May 24, 2005

Please Detach and Mail in the Envelope Provided

A   Please mark your votes.

1. ELECTION OF DIRECTORS	NOMINEES:	Charif Souki, Keith F. Carney, Walter L. Williams

FOR election (except as indicated below)	WITHHOLD authority to vote for all nominees listed at right

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.
_________________________________________________________________________________________________

2.	Ratification of the appointment of UHY Mann Frankfort Stein & Lipp CPAs, LLP as independent accountants for the fiscal year ending December 31, 2005.	FOR	AGAINST	ABSTAIN

3.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.	FOR	AGAINST	ABSTAIN

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED IN ITEM 1 AND FOR EACH OF THE PROPOSALS IDENTIFIED IN ITEMS 2 AND 3.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature(s) of Stockholder: __________________________________________ Dated this day of , 2005.

Note:	Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.